EXHIBIT B



                             SHAREHOLDER'S AGREEMENT


         SHAREHOLDER'S AGREEMENT, dated as of the 23rd day of September, 1997 (the "Agreement"), by and between (i) _______________, a director and shareholder (the "Shareholder") of Vectra Banking Corp., a Colorado corporation (the "Company"), and (ii) Zions Bancorporation, a Utah corporation ("Zions"). All capitalized terms used herein and not defined herein shall have the meaning assigned thereto in the Merger Agreement (defined below).

         WHEREAS, the Company and Zions have entered into an Agreement and Plan of Merger, dated the date hereof (the "Merger Agreement"), providing for the business combination transaction contemplated therein in which the Company will merge with and into Zions pursuant to the terms and conditions of the Merger Agreement (the "Merger") and Zions will pay consideration to the Company's shareholders in the form of Zions Common Stock;

         WHEREAS, the Shareholder owns the shares of Company Common Stock identified on Annex I hereto (such shares, together with all shares of Company Common Stock subsequently acquired by the Shareholder during the term of this Agreement, being referred to as the "Shares"); and

         WHEREAS, in order to induce Zions to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by Zions in connection therewith, the Shareholder has agreed to enter into and perform this Agreement.

         NOW, THEREFORE, for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

         1. Agreement to Vote Shares. Shareholder shall vote or cause to be voted, or execute a written consent with respect to, the Shares in favor of adoption and approval of the principal terms of the Merger Agreement and the Merger and all transactions relating thereto at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

         2. No Voting Trusts. Shareholder agrees that Shareholder will not, nor will Shareholder permit any entity under Shareholder's control to, deposit any Shares in a voting trust or subject the Shares to any agreement, arrangement or understanding with respect to the voting of the Shares inconsistent with this Agreement.


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         3. Pledged Shares. Zions acknowledges and understands that (i)
all or a portion of the Shares (the "Pledged Shares") may have been pledged by Shareholder to a financial institution or other third party to secure certain obligations of Shareholder to such financial institution or other third party (the "Pledge Arrangement"), and (ii) such Pledged Shares may be subject to certain restrictions under the Pledge Arrangement (including voting and/or transfer restrictions). Shareholder represents and warrants that, until such time as there may exist a default under the Pledge Arrangement, the Pledge Arrangement would not prohibit or otherwise prevent Shareholder from executing and delivering this Agreement and consummating the transactions contemplated hereby. Shareholder represents that Shareholder is not currently in default under the Pledge Arrangement and that no event has occurred that, with the lapse of time or giving of notice (or both), would constitute a default under the Pledge Arrangement. Shareholder agrees promptly to notify Zions of any default by Shareholder under the Pledge Arrangement or of any event that occurs that, with the lapse of time or giving of notice (or both), would constitute a default under the Pledge Arrangement.

         4. Limitation on Sales. Subject to Section 3 hereof, during the term of this Agreement, Shareholder agrees not to sell, assign, transfer, pledge, encumber or otherwise dispose of any of the Shares.

         5. Representations and Warranties of Shareholder. Subject to Section 3 hereof, Shareholder represents and warrants to and agrees with Zions as follows:

         a. Capacity. Shareholder has all requisite capacity and authority to enter into and perform his or her obligations under this Agreement.

         b. Binding Agreement. This Agreement constitutes the valid and legally binding obligation of Shareholder, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors' rights and to general equity principles.

         c. Non-Contravention. The execution and delivery of this Agreement by Shareholder does not, and the performance by Shareholder of his or her obligations hereunder and the consummation by Shareholder of the transactions contemplated hereby will not, violate or conflict with, or constitute a default under, any agreement, instrument, contract or other obligation or any order, arbitration award, judgment or decree to which Shareholder is a party or by which Shareholder is bound, or any statute, rule or regulation to which Shareholder is subject or, in the event that Shareholder is a corporation, partnership, trust or other entity, any charter, bylaw or other organizational document of the Shareholder.


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


         d. Ownership of Shares. Annex I hereto correctly sets forth, as of the date of this Agreement, the number of shares of Company Common Stock owned beneficially and of record by the Shareholder, divided between those shares owned both of record and beneficially and those shares for which the Shareholder solely has voting power or the power to direct the voting thereof. Shareholder has good title to all of the Shares indicated as owned by Shareholder in the capacity set forth on Annex I as of the date hereof, and such Shares are so owned free and clear of any liens, security interests, charges or other encumbrances.

         6. Term of Agreement; Termination. The term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earlier to occur of (i) the Effective Time, and (ii) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, however, such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

         7. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by each party hereto. No waiver of any provisions hereof by either party shall be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

         8. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by a reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         If to Zions, to:

               Zions Bancorporation
               One South Main Street, Suite 1380
               Salt Lake City, Utah 84111

               Telecopier:  (801) 524-2129

               Attention:   Dale M. Gibbons


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


         With copies to:

               Sullivan & Cromwell
               444 South Flower Street
               Los Angeles, California 90071

               Telecopier:  (213) 683-0457

               Attention:  Stanley F. Farrar


         If to the Shareholder, to:

               ==============================
               ------------------------------

               Telecopier: ____________________

               Attention: _____________________


         9. Miscellaneous.

         a. Severability. If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

         b. Capacity. The covenants contained herein shall apply to Shareholder solely in his or her capacity as a shareholder of the Company, and no covenant contained herein shall apply to Shareholder in his or her capacity as a director of the Company.

         c. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.


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


         d. Headings. All Section headings herein are for convenience of reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

         e. Choice of Law. This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Utah, without reference to its conflicts of law principles.

         f. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.


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


         IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.


                                      ZIONS BANCORPORATION


                                      By: _____________________________________
                                          Name: Dale M. Gibbons
                                          Title: Chief Financial Officer


                                          _____________________________________
                                          (Print or type name)


                                          _____________________________________
                                          (Signature)


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


                                     ANNEX I



Number of Shares of Company Common Stock Owned,
     as of September 23, 1997:                                _________________


Number of Shares of Company Common Stock
      Issuable Upon Exercise of Options,
      as of September 23, 1997:                               _________________



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